INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of August 15, 2024, by and between SSGA Funds Management, Inc., a Massachusetts corporation (the “Adviser”), and Galaxy Digital Capital Management LP, an exempted limited partnership organized under the laws of the Cayman Islands (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated April 25, 2012 with the SSGA Active Trust (“Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust (the “Board”) and the Adviser desire to retain the Sub-Adviser to render certain investment advisory and other services to the portfolio(s) specified in Appendix A hereto, a series of the Trust (the “Fund”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select sub-advisers for the Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

(a) The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth.

(b) In the event that the Trust establishes one or more series in addition to the Fund with respect to which the Adviser desires to retain the Sub-Adviser to render investment advisory services hereunder, the Adviser shall so notify the Sub-Adviser in writing, indicating the advisory fee to be payable to the Sub-Adviser with respect to each additional Fund. If the Sub-Adviser is willing to render such services, it shall so notify the Adviser in writing, whereupon each such additional Fund shall become a Fund hereunder. In such event, a writing signed by both the Adviser and the Sub-Adviser shall be annexed hereto as a part hereof indicating that each such additional Fund has become a Fund hereunder and reflecting the agreed-upon fee schedule for each such additional Fund.

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2.	SERVICES TO BE RENDERED BY THE SUB-ADVISER

(a) Subject to the supervision of the Adviser and the Board and consistent with its fiduciary duties to the Fund, the Sub-Adviser shall manage the Fund’s investment operations and determine the composition of the assets of the Fund, including the purchase, retention and disposition of the securities and other instruments held by the Fund, in accordance with such Fund’s investment objective and policies as stated in the then-current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”) for such Fund contained in the Trust’s Registration Statement on Form N-1A, as such Prospectus and SAI are amended or supplemented from time to time. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, Fund or Trust in any way. As part of the services it will provide hereunder, the Sub-Adviser shall:

(i)

provide supervision of the Fund’s investments, furnish a continuous investment program for the Fund, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

(ii)

execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Fund and in such instances shall do so only for this limited purpose as Adviser and the Trust’s agent and attorney-in-fact (subject to the Adviser’s consideration and review). Sub-Adviser is granted the authority and shall negotiate all futures agreements, options agreements, ISDA Master Agreements, Credit Support Annexes, and any other contracts and agreements related to derivatives transactions and holdings in the Fund;

(iii)

maintain books and records with respect to the Fund’s securities transactions and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets in the Fund, the Sub-Adviser and its key investment personnel and operations providing services with respect to the Fund; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board, including without limitation all material as reasonably may be requested by the Board pursuant to Section 15(c) of the 1940 Act, and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(iv)

in accordance with procedures and methods established by the Board, which may be amended from time to time, provide reasonable assistance to the Adviser regarding the valuation of securities in the following manner when requested via email or otherwise by the Adviser or the Fund’s accounting agent. Upon the Adviser’s or Fund’s accounting agent’s request via email, the Sub-Adviser will provide input to reasonably assist the Adviser’s valuation committee in reaching a fair valuation determination when the Adviser or Fund’s accounting agent believes

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circumstances warrant it (i.e. during major market disruptions, trade halts or suspensions, complex corporate actions, etc.). If on any day the Sub-Adviser determines to override a vendor price for any security in any other portfolio it manages which is also held by the Fund, it will notify the Adviser of such determination and provide a fair value recommendation for such security. In addition, the Sub-Adviser will provide reasonable assistance to the Fund and its agents in validating inputs, assumptions and methodologies used by pricing vendors for securities in the Fund, and in determining whether prices obtained for valuation purposes reflect market price information relating to the assets of the Fund at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Fund’s net asset value per share. All parties acknowledge the Adviser is responsible for final pricing determinations and calculations, and the Sub-Adviser is not the Fund’s valuation agent. In addition, the Sub-Adviser shall provide the Trust’s custodian on each business day with information relating to all transactions concerning the Fund’s assets under the Sub-Adviser’s supervision, and shall promptly provide Adviser with such information upon the reasonable request of the Adviser;

(v)

provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Fund and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning the Sub-Adviser’s prior performance in the Prospectus and SAI and any permissible reports and materials prepared by the Fund or its agent;

(vi)

provide the Adviser in a timely manner with all information relating to the Sub-Adviser necessary for preparation of, among other things, the Trust’s Registration Statement, proxy statements, shareholder reports or other required filings/mailings, as may be needed from time to time;

(vii)

cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, custodian and foreign custodians, transfer agent and pricing agents, Chief Compliance Officer, and all other agents and representatives of the Trust and Adviser that the Adviser and Sub-Adviser shall agree, and the Sub-Adviser, upon request from such person, shall keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information;

(viii)

determine and make such modifications to (i) the identity and number of shares of the Deposit Securities and the amount of the Cash Component that together constitute the Fund Deposit and (ii) the identity and number of shares of the Redemption Securities and Cash Redemption Amount (and may give directions to the Trust’s Custodian with respect to such determination) (capitalized terms have the meanings set forth in the Fund’s Prospectus and/or SAI); and

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(ix)	use the same skill and care in providing its services as it uses in providing services to its other similar client mandates for which it has investment responsibilities.

(b) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform its responsibilities in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the Prospectus and SAI of the Trust filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented; (iv) the applicable provisions of the Investment Company Act, the Advisers Act, the Internal Revenue Code of 1986, as amended, and the Commodity Exchange Act and the rules and regulations under each, the interpretive opinions of the staff of the SEC, and all other federal and state laws or regulations applicable to the Trust and the Fund; (v) the terms and conditions of exemptive and no-action relief granted to, or relied upon by, the Trust as amended from time to time, as applicable to the services provided by the Sub-Adviser hereunder; (vi) the Trust’s policies and procedures adopted from time to time by the Board; and (vii) the written instructions, policies and guidelines of the Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus and SAI and other relevant policies and procedures adopted by the Board and by applicable exemptive and no action relief. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document, and the Sub-Adviser undertakes to perform its responsibilities hereunder in compliance with such amendments, modifications or supplements.

(c) In furnishing services hereunder, the Sub-Adviser will not consult with any other investment sub-adviser to (i) the Fund, (ii) any other Fund or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This also shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.)

(d) The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser shall be responsible for expenses relating to the printing and mailing of any prospectus supplement, exclusive of annual updates, required solely as a result of actions taken by the Sub-Adviser, including but not limited to, portfolio manager changes or disclosure changes requested by the Sub-Adviser that affect the investment objective, principal investment strategies, principal investment risks and portfolio management sections of the Registration Statement. The Sub-Adviser shall, at its expense, bear any fees or costs associated

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with regulatory investigations or litigation arising from or pertaining to (i) the services provided by the Sub-Adviser under the Agreement (but excluding litigation for services provided and/or fees charged by the Adviser); and (ii) the Sub-Adviser’s general business operations that require the involvement or participation of the Adviser, the Fund, and/or any Trustee of the Fund. The Adviser shall, at its expense, bear any fees or costs of the Sub-Adviser associated with regulatory investigations or litigation arising from or pertaining to (i) the services provided by the Adviser to the Fund; and (ii) the Adviser’s general business operations that require the involvement or participation of the Sub-Adviser. The Adviser shall also pay all fees payable to the Sub-Adviser pursuant to this Agreement.

The Sub-Adviser shall be responsible for the preparation and filing of Schedules 13D and 13G and Forms 13F (as required under the applicable laws, rules, and regulations) on behalf of the Fund.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein which may include brokers and dealers affiliated with the Sub-Adviser if and as permitted by applicable law. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Adviser from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, the Sub-Adviser shall seek to achieve for the Fund “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund.

(f) Subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent consistent with the safe harbor set forth in Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), cause the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser, the Sub-Adviser or the Fund an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Fund or its other advisory clients. To the extent consistent with Section 28(e), the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board or the Adviser may authorize, but not require, the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

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(g) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser and its affiliates, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carryout its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

(h) The Sub-Adviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

(i) The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board and consistent with seeking the best interests of the Fund and its fiduciary duties to the Fund, exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by the Fund, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy, default, restructuring or other reorganization. Unless the Adviser or the Board gives written instructions to the contrary, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested in accordance with the Sub-Adviser’s proxy voting guidelines, a copy of which has been provided to the Adviser. The exercise of such authority shall be subject to periodic review by the Adviser and the Board.

3.	COMPENSATION OF THE SUB-ADVISER

The Adviser shall pay the Sub-Adviser an advisory fee with respect to the Fund as specified in Appendix A to this Agreement. Such fee shall be paid monthly within thirty (30) days of the end of the month. The Adviser and the Sub-Adviser agree that all sub-advisory fees will become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to the Fund and that the amount of such sub-advisory fees will be calculated by treating the termination date as the next fee computation date. The annual sub-advisory fee will be prorated for such sub-advisory fees owed through the termination date.

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4.	LIABILITY AND INDEMNIFICATION

(a) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any material breach by the Sub-Adviser of its representations or warranties made herein; (ii) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder; or (iii) any untrue statement of a material fact relating to the Sub-Adviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and consistently with, information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) in writing expressly for use therein and provided that the Adviser gave the Sub-Adviser a reasonable advance opportunity to review and comment on all such Fund materials that relate to the Sub-Adviser. As used in this section, the term “Sub-Adviser” shall include any affiliates of the Sub-Adviser performing services for the Fund contemplated herein and partners, directors, officers and employees of the Sub-Adviser and such affiliates.

(b) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any material breach by the Adviser of its representations or warranties made herein; (ii) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder; or (iii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not

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misleading, unless such statement or omission was made in reliance upon, and consistently with, information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees in writing expressly for use therein and provided that the Adviser gave the Sub-Adviser a reasonable advance opportunity to review and comment on all such Fund materials that relate to the Sub-Adviser.

5.	REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees that:

(a) The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

(b) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or regulatory agency, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

6.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

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(b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. The Sub-Adviser will provide the Board with a certification that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 from violating the code of ethics. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Global Head of Asset Management, the Chief Operating Officer, the Chief Compliance Officer or other authorized officer of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics, but only to the extent such reports and/or records relate to the provision of services hereunder.

(c) The Sub-Adviser has adopted and implemented and will maintain (a) in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Fund, policies and procedures reasonably designed to prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Fund and Sub-Adviser. The Sub-Adviser shall provide access to the Adviser and its agents and representatives to its policies and procedures pertaining to its activities and duties hereunder and shall notify the Adviser, via quarterly certification or otherwise at the request of the Adviser, of: (1) any material changes to its policies and procedures; (2) any new policies and procedures as they pertain to activities or duties performed hereunder; and (3) the retirement of any policies and procedures as they pertain to activities or duties performed hereunder. The Sub-Adviser will promptly notify the Adviser upon detection of any material violations of the Sub-Adviser’s own compliance policies and procedures that relate to its activities or duties hereunder. The Sub-Adviser will promptly notify the Adviser upon detection of any material violations of the Sub-Adviser’s own compliance matters (as defined in Rule 38a-1 under the 1940 Act) relating directly or indirectly to the Fund, the Trust, the Adviser or the Sub-Adviser’s services hereunder of which it is aware.

(d) The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all material amendments to its Form ADV to the Trust and Adviser at least annually. Such amendments shall reflect those material changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser’s services hereunder, which are required by the Advisers Act.

(e) The Sub-Adviser will notify the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser with management responsibilities relating to the services hereunder, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control of the Sub-Adviser, including reimbursement of reasonable costs associated with preparing, printing and mailing information statements to shareholders of the Fund.

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(f) The Sub-Adviser will notify the Adviser immediately upon detection of (a) any material failure to manage the Fund in accordance with the Fund’s stated investment objectives and policies or any applicable law; or (b) any material breach of any of the Fund’s or Sub-Adviser’s policies, guidelines or procedures related to the Fund.

(g) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(h) The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, Fund, Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to prevent the Sub-Adviser from referring to the names of the Fund managed by the Sub-Adviser.

(i) The Sub-Adviser will promptly notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for a Fund. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

(j) The Sub-Adviser will promptly notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Adviser further agrees to notify the Trust and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect.

7.	USE OF NAMES AND TRACK RECORD

(a) Nothing in this Agreement permits the Sub-Adviser to use the name, trade name, trademarks, service marks and/or logo of the Adviser, and/or any subsidiaries or affiliates of the Adviser in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Fund, or any of their respective officers, directors or employees, without the prior written consent of the

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Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name may be used for identification purposes as a part of or adjacent to the legal name of the Fund, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board. The Sub-Adviser hereby grants the Adviser and the Fund the right to use the Sub-Adviser’s name in Fund communications. If this Agreement is terminated with respect to the Fund and the Sub-Adviser no longer serves as sub-adviser to the Fund, the Sub-Adviser reserves the right to withdraw from the Adviser and Trust the right to the use of its name and its marks, symbols or logos that misleadingly imply a continuing relationship between the Fund and the Sub-Adviser or any of its affiliates, except to the extent that continued use is required by applicable laws, rules, and regulations.

(b) Notwithstanding anything else to the contrary herein, the Sub-Adviser shall retain a right to use the investment performance and track record of the Fund (including following the termination of this Agreement) to the extent permitted by law, provided that the name of the Fund and the Trust is not specifically identified, without the prior written consent of the Trust or the Adviser. Further, for the avoidance of doubt, the Sub-Adviser shall be entitled to retain and use (including following the termination of this Agreement) records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

8.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser, Fund and Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities, provided the Sub-Adviser furnishes in its Form ADV adequate disclosure of possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. The Sub-Adviser shall be responsible for the actions of any such person in performing services with respect to the Fund to the same extent that the Sub-Adviser would be liable under the terms of this Agreement. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

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10.	REGULATION

Each party agrees to provide reasonable cooperation to the other party in furtherance of this Agreement, including without limitation providing relevant information, reports, or other materials pursuant to a request or requirement of regulatory and administrative bodies having jurisdiction over the party seeking such cooperation.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation or reasonably required in order to carryout its business. The Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and is either identified as confidential or by its nature or means of receipt would be considered confidential and disclose such information only if the Trust has authorized such disclosure.

In the event that the Sub-Adviser is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any confidential information, the Sub-Adviser will provide prior written notice to the Adviser so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. Notwithstanding the foregoing, prior written notice to the Adviser shall not be required where disclosure is in connection with a routine regulatory examination by, or a blanket document request from, a regulatory or government entity that does not reference the Adviser, Fund, Fund shareholders, or this Agreement. In the event that prior notification is not applicable, no such protective order or other remedy is obtained, or the Adviser does not waive compliance with the terms of this Agreement, the Subadviser will furnish only that portion of the confidential information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the confidential information.

12.	DURATION OF AGREEMENT

This Agreement, unless sooner terminated as provided herein, shall continue for two years following the effective date of this Agreement with respect to the Fund, and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually by a vote of a majority of the Board or by vote of the holders of a majority of the outstanding voting securities of the Fund; provided that such continuance shall also be approved by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any party to this Agreement.

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13.	ASSIGNMENT AND TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Adviser or the Sub-Adviser on sixty (60) days’ written notice to the other party. This Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Sub-Adviser. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

14.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by written instrument at any time by the Sub-Adviser and the Adviser, subject to approval by the Board and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Fund’s outstanding voting securities.The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

15.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

16.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.	NOTICES

All notices required to be given pursuant to this Agreement shall be provided in writing or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; or upon read receipt or reply if delivered by e-mail, at the following addresses:

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To Adviser:

SSGA Funds Management, Inc.

Attn: President

1 Iron Street, Boston, MA 02210

Email: Barry_Smith@ssga.com

To Sub-Adviser:

Galaxy Digital Capital Management LP

Attn: W. Wayne Miao

300 Vesey St., 13th Floor, New York, NY 10282

Email: wayne.miao@galaxy.com

18.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Declaration and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Adviser and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

20.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

21.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have

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the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.	RIGHTS OF FUND

The Trust is hereby expressly made a third-party beneficiary of this Agreement and shall have the full right to enforce any and all provisions of this Agreement for its benefit and to proceed directly against the Sub-Adviser for any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission on the part of the Sub-Adviser to the same extent as if the Fund itself were a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

GALAXY DIGITAL CAPITAL MANAGEMENT LP

By:	/s/ Steve Kurz
Name:	Steve Kurz
Title:	Head of Asset Management

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Barry FX Smith
Name:	Barry FX Smith
Title:	President

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APPENDIX A

Sub-Adviser Compensation

The Adviser shall pay the Sub-Adviser, upon receipt of an invoice, a monthly fee for its services for the Funds listed below in the amount of [REDACTED]% of the advisory fee paid by the Fund to the Adviser set forth below after deducting payments to fund service providers and fund expenses; such fee to be reduced pro rata by the Adviser to the extent that the Adviser waives or reimburses fees payable to the Adviser under a contractual waiver or reimbursement with respect to the Fund.

Fund	Advisory Fee
SPDR Galaxy Transformative Tech Accelerators ETF	{REDACTED}
SPDR Galaxy Digital Asset Ecosystem ETF	{REDACTED}
SPDR Galaxy Hedged Digital Asset Ecosystem ETF	{REDACTED}

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